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                                                                     Exhibit 18


                                RULE 18f-3 PLAN

WHEREAS, Nationwide Investing Foundation III, an Ohio business trust (the "Trust"), is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, Nationwide Advisory Services, Inc. ("NAS"), an Ohio corporation, serves as investment adviser and underwriter for the Trust;

WHEREAS, The Trust has adopted a Distribution and Shareholder Service Plan ("12b-1 Plan") under Rule 12b-1 of the 1940 Act providing for, in the case of Class A shares, fees of not more than .25% per annum of average net assets, and Class B shares, fees of not more than 1% per annum of average net assets, comprised of a distribution fee in an amount not to exceed .75% per annum of average net assets and a service fee not to exceed .25% per annum of average net assets;

WHEREAS, The Trust has established a Multiple Class Distribution System enabling the Trust, as described in its prospectus, to offer investors the option of purchasing shares of its non-money market fund series (a) with a front-end sales load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers) and a 12b-1 plan providing for a distribution fee and service fee (the "Class A shares"), (b) without a front-end load, but subject to a contingent deferred sales charge ("CDSC") (which can vary among series) and a 12b-1 plan providing for a distribution fee and service fee (the "Class B Shares"), and (c) with a front-end load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers), but not subject to a 12b-1 plan ("Class D shares"); and

WHEREAS, Rule 18f-3 under the 1940 Act permits an open-end management investment company to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment company adopts a written plan setting forth the separate arrangements and expense allocation of each class and any related conversion features or exchange privileges;

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Rule 18f-3 Plan as follows:

1. Each class of shares of a non-money market fund series will represent interests in the same portfolio of investments of such series of the Trust, and be identical in all respects to each other class of that series, except as set forth below. Initially, the only differences among the various classes of shares of the non-money market fund series of the Trust will relate solely to different distribution or service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto), which will be borne solely by shareholders of such classes. In the future, differences among the classes may also relate to (a) different administrative service fees; (b) different Class Expenses, which will be limited to the


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following expenses determined by the Trustees to be attributable to a specific class of shares: (i) transfer agency fees identified as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (iii) Blue Sky registration fees incurred by a class of shares; (iv) SEC registration fees incurred by a class; (v) expenses of a administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses and audit or other accounting expenses relating solely to one class; (vii) Trustee's fees or expenses incurred as a result of issues relating to one class; and (viii) shareholder meeting costs that relate to a specific class; (c) the voting rights related to any 12b-1 Plan affecting a specific class of shares; (d) conversion features; (e) exchange privileges;
and (f) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of a series of the Trust shall be so applied upon approval by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

2. Under the Multiple Class Distribution System, certain expenses may be attributable to the Trust, but not to a particular series or class thereof. All such expenses will be allocated among series based upon the relative aggregate net assets of such series. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of such series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the principal underwriter, the investment adviser or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act and pursuant to any applicable ruling, procedure or regulation of the Internal Revenue Service.

A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution/services fees associated with any Rule 12b-1 plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such plan or any amendment thereto);(b) any administrative services fees attributable to such class; and (c) any Class Expenses determined by the Trustees to be attributable to such class.

3. To the extent exchanges are permitted, shares of any class of the Trust will be exchangeable with shares of the same class of another series of the Trust, or with money market fund shares of the Trust as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

4. Dividends paid by a series of the Trust as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution/service fees, administrative services fees, and Class Expenses allocated to a class will be borne exclusively by that class.

5. Any distribution arrangement of the Trust, including distribution fees and front-end and deferred sales loads, will comply with Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

6. All material amendments to this Plan must be approved by a majority of the members of the Trust's Trustees, including a majority of the Board members who are not interested persons of the Trust.